AGREEMENT

            AGREEMENT, dated as of July 16, 1986 between HENKEL KgaA, organized under the laws of the Federal Republic of Germany (“Henkel”), and THE CLOROX COMPANY, a California corporation on its own behalf and on behalf of a Delaware corporation to be organized to succeed to its business (“Clorox”).

            WHEREAS, pursuant to an agreement dated June 18, 1981 between Henkel and Clorox (the “1981 Agreement”), Henkel has the right to two representatives on the board of directors of Clorox (the “Board”).

            WHEREAS, pursuant to the 1981 Agreement, Henkel has the additional right to seek additional representation on the Board consistent with the number of seats on the Board, the size of Henkel’s shareholdings (relative to the number of shares of Clorox common stock outstanding) and other circumstances.

            WHEREAS, the 1981 Agreement obligates Clorox to use its best efforts to have no fewer than two Henkel representatives serve on the Board and to assure Henkel appropriate representation on the committees thereof.

            WHEREAS, Henkel now owns beneficially approximately twenty-five percent (25%) of the outstanding common stock of Clorox.

            WHEREAS, Clorox wishes to reincorporate in the State of Delaware.

            WHEREAS, the State of California, in which Clorox is now incorporated, provides for mandatory cumulative voting of common stock, and the State of Delaware does not.

            WHEREAS, Clorox does not wish to provide for cumulative voting in its Delaware Certificate of Incorporation.

            WHEREAS, the parties hereto wish to provide to Henkel the net effect of cumulative voting to the greatest extent possible in the absence of mandatory cumulative voting and to enable Henkel to cause special shareholders’ meetings to be held.

            NOW, THEREFORE, paragraph 2 of the 1981 Agreement is hereby superseded and replaced by the following provisions (without affecting the remainder of the 1981 Agreement including its incorporation by reference of the provisions of Section 4 of the letter agreement of July 31, 1974, all of which remain in effect):

            2 (a) So long as Henkel shall own beneficially not less than five percent (5%) of the outstanding common stock of Clorox, Clorox shall:

(i)  cause to be nominated as management candidates for election to the Board at all elections of directors at shareholders’ meetings that number of persons designated by Henkel so that, after such election, Henkel shall be Appropriately Represented;

(ii)  cause to be elected at any election of directors, including as the result of an increase in the number of directors, other than at a shareholders’ meeting that number of persons designated by Henkel so that, after such election, Henkel shall be Appropriately Represented; and

(iii)  otherwise use its best efforts to cause Henkel to be Appropriately Represented.

In addition, Clorox shall cause each committee of the Board to include directors designated by Henkel so that the number of such directors on each such committee shall be as nearly as possible proportional to the number of such directors on the Board.

(b)  Henkel shall be Appropriately Represented, as that term is used in subparagraph (a) hereof, if the number of persons on the Board designated by Henkel shall not be less than the greater of (i) the maximum number of persons which Henkel could cause to be elected to the Board at a shareholders’ meeting by cumulating the votes of shares owned by it in the manner prescribed in Section 708 of the California Corporations Code in effect on the date hereof, assuming that 100% of the shares entitled to vote are represented and that any fractional result is rounded up to the next whole number, and (ii) two.  In addition, Henkel shall be Appropriately Represented if all persons Henkel designates are elected to the Board even if the number of such persons is less than the number of persons determined pursuant to the first sentence hereof.

(c)  So long as Henkel shall own beneficially not less than ten percent (10%) of the outstanding common stock of Clorox, upon request of Henkel, the Board, or any person of persons authorized by the certificate of incorporation or by-laws of Clorox to call special shareholders’ meetings, shall call and otherwise cause to be convened a special shareholders’ meeting.

H E N K E L K G a A		THE CLOROX COMPANY

By: /s/ Prof. Sihler	s	By: /s/ C. R. Weaver,

By: /s/ Dr. Winkhau		By: /s/ E/ A/ Cutter